Exhibit 2.4
AMENDMENT NO. 1
TO STOCK PURCHASE AGREEMENT
     This Amendment No. 1, made as of December  , 2007 (this “Amendment”), amends the Stock Purchase Agreement (the “Stock Purchase Agreement”) made as of October 30, 2007, by and among Quiksilver, Inc., a Delaware corporation (“Quiksilver”), Rossignol Ski Company, Inc., a Delaware corporation (“Seller”), Roger Cleveland Golf Company, Inc., a California corporation (“Company”), and SRI Sports Limited, a Japanese corporation (“Buyer”). For purposes of this Amendment, capitalized terms used but not otherwise define herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.
RECITALS
     A. Section 4.11 of the Stock Purchase Agreement provides that the parties may agree to adjustments to the Restructuring (prior to the Closing), including without limitation, adjusting the Restructuring plan such that the shares of one or more of the Acquired Companies are not contributed or sold by Quiksilver (or its Affiliates) to the Company prior to Closing, but instead are directly purchased by Buyer at Closing.
     B. As part of the Restructuring, effective October 31, 2007, Riviera SNC was converted to a société par actions simplifiée under the laws of France and is now known as Riviera S.A.S. For purposes of this Amendment and the Stock Purchase Agreement, Riviera S.A.S. will continue to be referred to as Riviera SNC.
     C. The parties desire that pursuant to Section 4.11 of the Stock Purchase Agreement the Restructuring be adjusted to cause Riviera SNC, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK to be direct wholly-owned subsidiaries of Seller, with Cleveland Deutschland GmbH and Belfry Golf remaining direct wholly-owned subsidiaries of Riviera SNC. Consequently, at the Closing, Buyer will purchase directly from Seller all of the outstanding shares of the Company, Riviera SNC, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK.
     D. Pursuant to Section 11.8 of the Stock Purchase Agreement, the Stock Purchase Agreement may be amended or modified in whole or in part at any time prior to the Closing Date by an agreement in writing between Buyer and Quiksilver.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and in the Stock Purchase Agreement, and in accordance with Section 11.8 of the Stock Purchase Agreement, the parties to the Stock Purchase Agreement agree as follow:

ARTICLE I
AMENDMENTS
     1.1 Amendment to Recital A. Recital A of the Stock Purchase Agreement is hereby deleted and amended to read in its entirety as follows:
“Seller owns all of the issued and outstanding shares of capital stock of the Company as of the date hereof, and Seller will own at the Closing all of the issued and outstanding shares of capital stock of each of the Company, Riviera SNC, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK (collectively, the “Shares”), and Riviera SNC owns as of the date hereof and will own at the Closing all of the issued and outstanding shares of capital stock of each of Belfry Golf Limited and Cleveland Deutschland GmbH.”
     1.2 Amendment to Section 1.1. Section 1.1 of the Stock Purchase Agreement is hereby deleted and amended to read in its entirety as follows:
“Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell and transfer to Buyer, and Buyer will purchase from Seller, the Shares, which shall constitute all of the outstanding shares of capital stock of each of the Company, Riviera SNC, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK, in exchange for the Purchase Price.”
     1.3 Amendments to Section 1.2. Sections 1.2 is hereby deleted and amended to read in their entirety as follows:
"(a) The purchase price payable to Seller for the purchase and sale of the Shares (the “Purchase Price”) shall be $132,500,000 less (a) the Offset Amount and (b) the aggregate amount of the Change in Control Obligations (the Purchase Price as so reduced, the “Closing Cash Amount”). The Purchase Price and the Closing Cash Amount shall be subject to further adjustment as required pursuant to Section 1.3.
(b) The parties acknowledge and agree that the Purchase Price has been determined on a cash-free, debt-free basis and in furtherance thereof, agree that, subject to the satisfaction or waiver of each of the conditions specified in Article VII, the following actions and payments shall be made in the following order:
     (i) On the fourth (4th) Business Day prior to the anticipated Closing Date as agreed by Quiksilver and Buyer (the “Anticipated Closing Date”), Quiksilver and its Affiliates (other than the Acquired Companies) shall:

          (A) cause the Acquired Companies not to incur any additional Intercompany Payables and Debt (as defined below); and
          (B) not incur any additional Intercompany Receivables (as defined below).
          (C) For purposes of this Section 1.2:
               (1) Liabilities of the Acquired Companies to Quiksilver or any of its Affiliates (other than the Acquired Companies), including without limitation (a) any accounts payable by any Acquired Company to Quiksilver or its Affiliates (other than the Acquired Companies) and (b) any indebtedness for borrowed money (and any interest thereon) payable by any Acquired Company to Quiksilver or its Affiliates (other than the Acquired Companies) are collectively referred to as the “Intercompany Payables and Debt”.
               (2) Liabilities of Quiksilver or any of its Affiliates (other than the Acquired Companies) to any of the Acquired Companies are collectively referred to as the “Intercompany Receivables.”
               (3) The amount by which any indebtedness for borrowed money, and interest thereon, of the Acquired Companies owed to any Person other than Quiksilver and its Affiliates (other than the Acquired Companies) (“Third Party Debt”) and Intercompany Payables and Debt as of the Anticipated Closing Date exceeds the Intercompany Receivables as of the Anticipated Closing Date is referred to as the “Offset Amount”;
     (ii) Not less than three (3) Business Days prior to the Anticipated Closing Date, Quiksilver shall notify Buyer in writing of the following amounts, each as of the Anticipated Closing Date: (A) the Intercompany Payables and Debt; (B) the Intercompany Receivables; (C) the Offset Amount, including the exact amounts of the Offset Amount owed to Quiksilver and each of its Affiliates (other than the Acquired Companies), expressed in United States dollars (US$) calculated in accordance with Section 1.2(e), and identifying such Quiksilver Affiliates and their respective account information; and (D) the Change in Control Obligations, including the exact amounts, and calculations thereof, to be paid to the applicable employees;

     (iii) Immediately prior to the Closing, Quiksilver and its Affiliates shall offset the Intercompany Payables and Debt and the Third Party Debt against the Intercompany Receivables (which remaining amount shall be the Offset Amount);
     (iv) On the Closing Date, Buyer shall pay on behalf of the applicable Acquired Companies their respective portions of the Offset Amount, by wire transfer of immediately available funds in amounts and to accounts designated by Quiksilver, with the total of all such wire transfers equaling the Offset Amount;
     (v) On the Closing Date, Buyer shall pay (A) the Closing Cash Amount less the CG Canada Escrow Amount (as defined herein) to Quiksilver by wire transfer of immediately available funds to an account designated by Quiksilver, and (B) the CG Canada Escrow Amount to the Escrow Agent (as defined herein) to an account designated by the Escrow Agent; and
     (vi) On the Closing Date, Buyer shall provide the principal amount of the Change in Control Obligation Loan to the Company by wire transfer of immediately available funds to an account of the Company designated by the Company.
(c) As promptly as reasonably practicable and no later than ten (10) Business Days after the Closing, the Company shall pay the Change in Control Obligations to the applicable employees by wire transfer of immediately available funds subject to any withholding, federal, state or local income, or other employment taxes and other payroll deductions required by applicable Legal Requirement; provided that payment of the Change in Control Obligation to Greg Hopkins shall be subject to his execution of a general release in favor of the Company as contemplated by his employment agreement with the Company.
(d) Within five (5) Business Days after the Closing, Buyer and Quiksilver shall determine as of 12:01 a.m. (local time) on the Closing Date in each location in which the applicable bank account is located, the aggregate cash balance of the bank accounts of the Acquired Companies, which for the avoidance of doubt shall be net of all outstanding checks or similar instruments issued on such bank accounts at such time but not yet reflected as a deduction in the cash balances of such bank accounts (the “Closing Acquired Company Cash”). An amount equal to the Closing Acquired Company Cash shall be promptly paid by Buyer, or an Affiliate of Buyer, to Quiksilver by wire transfer of immediately available funds to an account designated by Quiksilver.

(e) All amounts payable under this Section 1.2 shall be in United States dollars (US$) and shall be calculated, if and as necessary, based on the cross rates as reported by The Wall Street Journal (online edition) (the “Exchange Rates”) on the fourth (4th) Business Day prior to the Anticipated Closing Date.”
(f) In the event that the Closing does not occur within two (2) Business Days of the Anticipated Closing Date, Quiksilver and Buyer shall agree on a new Anticipated Closing Date and, for purposes of this Section 1.2, references to the Anticipated Closing Date shall mean such new Anticipated Closing Date.
     1.4 Amendment to Section 1.3. Section 1.3 of the Stock Purchase Agreement is hereby amended by the addition of Sub-section (i) as follows:
“For the avoidance of doubt, the term “consolidated” for the purposes of this Section 1.3 and the definition of Company Working Capital means the aggregated or combined balance sheets, statements of income or other financial statements of each of the Acquired Companies as if such Acquired Companies (other than the Company) were consolidated in the balance sheet, statement of income or other financial statements of the Company.”
     1.5 Amendments to Section 1.5.
(a) Section 1.5(a)(i) of the Stock Purchase Agreement is hereby deleted and amended to read in its entirety as follows:
“certificate(s) representing the Shares duly endorsed (or accompanied by duly executed stock powers), or other analogous transfer instruments or documentation to effect the transfer of the Shares to Buyer at the Closing under applicable Legal Requirements, with requisite stock or share transfer stamps, if any, attached;”
(b) Section 1.5(a)(v) of the Stock Purchase Agreement is hereby deleted and amended to read in its entirety as follows:
“certificates dated as of the Closing Date from Quiksilver, Seller and/or the Company, as applicable, duly executed by such Person’s Secretary, certifying: (A) that attached thereto is a true, correct and complete copy of the Organizational Documents of the Company, Riviera SNC, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK, as in effect on the date of such certification; (B) that the Organizational Documents of the Company, Riviera SNC, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK, have not been amended since the delivery of this Agreement, except that the Organizational Documents of Riviera SNC have been amended to convert it to an SAS; and (C) that attached thereto is a true, correct and complete copy of all resolutions adopted by the boards of directors or other equivalent body and, where required, the stockholders of such Person authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are still in full force and effect; and . . .”
(c) Section 1.5(a)(vi) of the Stock Purchase Agreement is hereby deleted and amended to read in its entirety as follows:
“a certificate executed by a duly authorized officer of Quiksilver certifying that upon consummation of the transactions contemplated hereby (including the actions and payments required pursuant to Section 1.2(b)), (a) the Acquired Companies will be free and clear of all indebtedness for borrowed money and any interest thereon owed to any Seller Affiliate or any other Person (other than Buyer or an Acquired Company), (b) no Acquired Company will have outstanding any accounts receivable from, or accounts payable to, any Seller Affiliate, and (c) upon completion of the actions contemplated by Section 1.2(c) all Change in Control Obligations shall be paid in full.”
(d) Section 1.5 of the Stock Purchase Agreement is hereby amended by the addition of Sub-section (c) as follows:
“Buyer will cause to be delivered to each Quiksilver Affiliate designated by Quiksilver pursuant to Section 1.2(b)(iv), by wire transfer of immediately available funds, the portion of the Offset Amount applicable to such Quiksilver Affiliate, with the total of such wire transfers equaling the Required Buyer Intercompany Loan.”
(e) Article I of the Stock Purchase Agreement is hereby amended by the addition of Section 1.6 as follows:
“As soon as reasonably practicable and no later than ten (10) Business Days of Closing, Buyer will cause the Company to deliver to each of William Bird, Mark Perfetti, Randy Romberg and Greg Hopkins by wire transfer of immediately available funds, their applicable portion of the Change in Control Obligations in satisfaction of the Company’s obligation to pay the Change in Control Obligations set forth in Section 1.2(c), with the total of such wire transfers equaling the Change in Control Obligation Loan, subject to any withholding, federal, state and local income, or employment taxes and other payroll deductions required by applicable Law; provided that payment of the Change in Control Obligation to Greg Hopkins shall be subject to his execution of a general release in favor of the Company as contemplated by his employment agreement with the Company.”
     1.6 Amendment to Section 2.3. The fourth (4th) sentence of Section 2.3 of the Stock Purchase Agreement is hereby deleted and amended to read as follows:
“On the Closing Date, all of the outstanding equity securities of Belfry Golf Limited and Cleveland Deutschland GmbH will be owned of record and beneficially by Riviera SNC, free and clear of all Encumbrances.”
     1.7 Amendment to Section 4.11. Section 4.11 of the Stock Purchase Agreement is hereby deleted and amended to read as follows:
“The parties acknowledge and agree that none of the Acquired Companies, other than the Company, are direct subsidiaries of Seller as of the date of this Agreement. Prior to the Closing, Quiksilver and its Affiliates intend to restructure the ownership of the Acquired Companies to cause Riviera SNC, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK to be direct wholly-owned subsidiaries of Seller (the “Restructuring”). For the avoidance of doubt, all of the issued and outstanding shares of stock of Belfry Golf Limited and Cleveland Deutschland GmbH shall be held by Riviera SNC as of the Closing. The allocation of the Purchase Price with respect to each of the Company, Riviera SNC, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK is set forth in Exhibit D.”
     Exhibit D to the Stock Purchase Agreement is attached hereto as Annex 1.
     1.8 Amendment to Exhibit A.
          (a) The definition of Required Buyer Intercompany Loan set forth in Exhibit A of the Stock Purchase Agreement is hereby deleted and amended to read as follows:
"'Required Buyer Intercompany Loan‘ — means the loans from Buyer to the Acquired Companies to be made on the Closing Date in accordance with Section 1.2(b) through the payment of each Acquired Company’s portion of the Offset Amount, in an aggregate amount equal to the Offset Amount.”
          (b) The definition of Current Liabilities set forth in Exhibit A of the Stock Purchase Agreement is hereby deleted and amended to read as follows:
"'Current Liabilities‘ — accounts payable of the Acquired Companies. For the avoidance of doubt, Current Liabilities will not include accrued liabilities, intercompany payables, or the Change in Control Obligations.”
     1.9 Amendment to Article VI. A Section 6.9 is hereby added to the Stock Purchase Agreement as follows:
“6.9 Clearance Certificates.
(a) Seller agrees to take all reasonable steps to obtain and deliver to Buyer as soon as possible after the date hereof a certificate issued by the Minister of National Revenue (Canada) under subsection 116(2) or (4) of the Income Tax Act (Canada), as applicable, in respect of the sale of the outstanding shares of Cleveland Golf Canada Corp. (the “CG Canada Shares”) to Buyer with a certificate limit that is not less than the aggregate Purchase Price attributable to the CG Canada Shares as set forth in Exhibit D (the “CG Canada Price”).
(b) Buyer and Seller agree that Buyer shall hold back from the CG Canada Price an amount equal to 25% of the CG Canada Price (the “CG Canada Escrow Amount”) pending receipt of such certificate, and the CG Canada Escrow Amount in escrow under the terms of a Section 116 Escrow Agreement to be entered into by Buyer and Seller with a third-party escrow agent (the “Escrow Agent”) at or prior to the Closing. Buyer and Seller agree that such amounts shall be further disposed of under the terms of such Section 116 Escrow Agreement.
     1.10 Partial Waiver of Condition Precedent to Buyer’s Obligation to Close. Buyer hereby waives Quiksilver’s obligation pursuant to Sections 1.5(a)(iv) and 7.2(b) of the Stock Purchase Agreement to deliver at the Closing the written resignation of Matt Yasumoto as Representative Director of Cleveland Golf Asia YK; and Quiksilver agrees to cause Matt Yasumoto to rescind prior to the Closing his written resignation dated as of November 7, 2007, which would be effective upon the Closing.
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ARTICLE II
GENERAL PROVISIONS
     2.1 Stock Purchase Agreement Remains in Full Force and Effect. Except as expressly amended or modified by this Amendment, all provisions of the Stock Purchase Agreement remain in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Stock Purchase Agreement or the rights and obligations of the parties thereto.
     2.2 Reference to Stock Purchase Agreement. Any reference to the Stock Purchase Agreement therein shall refer to the Stock Purchase Agreement as amended or modified by this Amendment.
     2.3 Conflicting Terms. In the event of any inconsistency or conflict between the Stock Purchase Agreement and this Amendment, the provisions of this Amendment shall govern and control.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the date first written above.

“QUIKSILVER”

QUIKSILVER, INC., a Delaware corporation

By:

Name:	Charles S. Exon
Title:	Secretary and General Counsel

“BUYER”

SRI SPORTS LIMITED, a Japanese corporation

By:

Name:	Ryochi Sawada
Title:	Representative Director and Chairman

SPA Amendment No. 1
Signature Page

Annex 1
This Annex 1 sets forth Exhibit D to the Stock Purchase Agreement.
EXHIBIT D
ALLOCATION OF PURCHASE PRICE

Acquired Company	Allocation (US$)
Cleveland Golf Canada Corp.	2,765,250

Cleveland Golf Asia YK	1,102,841

Riviera SNC	2,795,116
(incl. Belfry Golf Limited and Cleveland Deutschland GmbH)

Roger Cleveland Golf Company, Inc.	71,984,458

Annex – 1